As filed with the Securities and Exchange Commission on December 9, 2011

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3 on Form S-8 to the Registration Statement on Form F-4 Registration Statement No. 333-133919

UNDER THE SECURITIES ACT OF 1933

ALCATEL LUCENT

(Exact name of Registrant as specified in its Charter)

Republic of France		Not Applicable
(State or other jurisdiction of incorporation or organization)	3 avenue Octave Gréard 75007 Paris, France	(I.R.S. Employer Identification No.)
(Address of principal executive offices, including zip code)

Lucent Technologies Inc. Long Term Savings and Security Plan;

Lucent Technologies Inc. Retirement Savings & Profit Sharing Plan; and

Alcatel-Lucent Savings Plan (f/k/a Lucent Technologies Inc. Savings Plan).

(Full title of the Plan)

Stephen R. Reynolds

Alcatel-Lucent USA Inc.

600 Mountain Avenue

Murray Hill, NJ 07974

(Name and address of agent for service)

(908) 582-8500

(Telephone number, including area code, of agent for service)

Copies to:

Lauren K. Boglivi, Esq.

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036-8299

(212) 969-3000

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE/DEREGISTRATION OF UNSOLD SECURITIES

The Registrant is filing these Post-Effective Amendments No. 1 to the following Registration Statements on Form S-8, which have been previously filed with the Securities and Exchange Commission (the “SEC”):

Registration No. 333-33943, filed with the SEC on August 19, 1997, related to AGCS Savings Plan and AGCS Hourly Savings Plan;

Registration No. 333-46589, filed with the SEC on February 19, 1998, related to Lucent Technologies Inc. Retirement Savings Plan;

Registration No. 333-52799, filed with the SEC on May 15, 1998, related to Lucent Technologies Inc. Long Term Savings Plan for Management Employees and Lucent Technologies Inc. Long Term Savings and Security Plan;

Registration No. 333-08793, filed with the SEC on July 25, 1996, related to Lucent Technologies Inc. Long Term Savings and Security Plan;

Registration No. 333-08789, filed with the SEC on July 25, 1996, related to Lucent Technologies Inc. Long Term Savings Plan for Management Employees;

Registration No. 333-08801, filed with the SEC on July 25, 1996, related to Lucent Technologies Inc. Retirement Savings and Profit Sharing Plan;

In addition, the Registrant is filing this Post-Effective Amendment No. 2 to the following Registration Statement on Form F-4, which has been previously filed with the SEC:

Registration No. 333-133919, filed with the SEC on November 30, 2006, related to Lucent Technologies Inc. Long Term Savings & Security Plan, Lucent Technologies Inc. Savings Plan and Lucent Technologies Inc. Retirement Savings & Profit Sharing Plan.

In accordance with an undertaking made by the Registrant in the Registration Statements listed above (the “Registration Statements”) to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that have not been sold at the termination of the offering, the Registrant hereby amends the Registration Statements to deregister any remaining securities registered and unsold under the Registration Statements. The securities are being removed from registration because the Registrant no longer offers or sells the securities under the Plans referenced hereto above in the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments No. 1 and this Post-Effective Amendment No. 2 (the “Post-Effective Amendments”) to the Registration Statements, and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France on December 7, 2011.

ALCATEL LUCENT

By:	/s/ Paul Tufano

Paul Tufano
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Philippe Camus, Ben Verwaayen and Paul Tufano and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any and all amendments (including the Post-Effective Amendments filed herewith) to the Registration Statements listed herein above, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might, or could, do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the Post-Effective Amendments to the Registration Statements have been signed on December 7, 2011 by the following persons in the capacities indicated.

Signature	Title

/s/ Philippe Camus	Chairman of the Board
Philippe Camus

/s/ Ben Verwaayen	Chief Executive Officer and Director
Ben Verwaayen	(Principal Executive Officer)

/s/ Paul Tufano	Chief Financial Officer
Paul Tufano	(Principal Financial and Accounting Officer)

/s/ Daniel Bernard	Director
Daniel Bernard

Signature	Title

/s/ W. Frank Blount	Director
W. Frank Blount

/s/ Carla Cico	Director
Carla Cico

Director
Stuart E. Eizenstat

/s/ Louis R. Hughes	Director
Louis R. Hughes

/s/ Sylvia Jay	Director
Sylvia Jay

Director

Jean C. Monty

/s/ Olivier Piou	Director
Olivier Piou

Director
Jean-Cyril Spinetta

/s/ Stephen R. Reynolds	Authorized Representative in the United States
Stephen R. Reynolds

EXHIBIT INDEX

Exhibit Number	Description
24.1	Power of Attorney (included on signature page)